Exhibit 99.1


                COMPETITIVE TECHNOLOGIES NAMED IN SEC CIVIL SUIT
                      REGARDING 1998 STOCK BUYBACK PROGRAM

Fairfield, CT - (August 12, 2004) - Competitive Technologies, Inc. (AMEX:
CTT) reported that the company and its former Chief Executive Officer, Frank R. McPike, Jr., have been named in a civil suit filed at the US District Court for the District of Connecticut by the Securities and Exchange Commission (SEC). The case involves the company's 1998 stock repurchase program under which the company repurchased shares of its stock from time to time during the period of October 28, 1998 to March 22, 2001. CTT is named as a defendant in the suit due to the alleged conduct of Mr. McPike, former CEO, whose conduct is imputed to the company.

CTT has cooperated fully with the SEC during the course of its investigation. The company is now reviewing the filing to determine its response options.

About Competitive Technologies, Inc.

Competitive Technologies, established in 1968, is a full service technology transfer and licensing provider focused on the technology needs of its customers and transforming those requirements into commercially viable solutions. CTT is a global leader in identifying, developing and commercializing innovative technologies in life, digital, nano, and physical sciences developed by universities, companies and inventors. The global market for technology transfer services is estimated at $150 billion annually. CTT maximizes the value of intellectual assets for the benefit of its customers, clients and shareholders. Visit CTT's website: www.competitivetech.net

Statements about our future expectations, including development and regulatory plans, and all other statements in this document other than historical facts are "forward-looking statements" within the meaning of applicable Federal Securities Laws, and are not guarantees of future performance. These statements involve risks and uncertainties inherent in our business, including those set forth under the caption "Risk Factors" in our Prospectus filed with the SEC on May 6, 2004 under Rule 424 (b)(3) of the Securities Act of 1933, and other factors that may be described in our other filings with the SEC, and are subject to change at any time. Our actual results could differ materially from these forward-looking statements. We undertake no obligation to update publicly any forward-looking statement.

Direct inquiries to:       Johnnie D. Johnson, Strategic IR, Inc.
                           Tel. (212) 754-6565; Fax (212) 754-4333

                           E-mail: jdjohnson@strategic-ir.com
                           E-mail: ctt@competitivetech.net